Exhibit 10.1

AMENDMENTAND RELEASE AGREEMENT

THIS AMENDMENT AND RELEASE AGREEMENT (this "Agreement") dated June 30, 2010 is by and between GFN AUSTRALASIA FINANCE PTY LTD (ACN 121 227 790), an Australian corporation ("Maker), and BISON CAPITAL AUSTRALIA, L.P., a Delaware limited partnership ("Bison Capital"), and is made with respect to that certain 13.50% SECURED SENIOR SUBORDINATED PROMISSORY NOTE dated April 30, 2008 in the original principal amount of AUD$5,891,173.95 (US $5,500,000.00) made by Maker to the order of Bison Capital (the "Note").  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Note.

RECITALS

A.	The Maturity Date of the Note prior to the effectiveness of this Agreement was July 1, 2010.

B.	The parties wish to amend the Maturity Date to be July 1, 2011.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment.

(a) Section 1(a) of the Note is amended and restated in its entirety to state: “Subject to Section 1(b) hereof, the Maker promises to pay interest on the principal amount of this Note from time to time outstanding  (the “Principal Amount”) at the per annum rate equal to thirteen and 50/100 percent (13.50%) (the "Scheduled Interest Rate").  All accrued interest payable pursuant to this Section 1(a) shall be due and payable in arrears on the first date of each quarter or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (the "Interest Payment Date"), beginning on July 1, 2008 and shall be paid in immediately available funds to an account designated by the Holder.  All interest payable pursuant to this Section 1(a) shall accrue and be paid in United States dollars such that on each Interest Payment Date which occurs after the date of this Agreement, Maker shall pay Bison Capital US$185,625.00.”

(b) The first sentence of Section 2 of the Note is amended and restated in its entirety to state: “The outstanding principal balance of this Note, together with all premiums, if any, accrued and unpaid interest on, and all other amounts owing under this Note, shall be due and payable on July 1, 2011 (the "Maturity Date").”

2. Release.

(a) Maker fully releases and discharges forever Bison Capital and its current and former agents, employees, officers, directors, owners, members, shareholders, trustees, representatives, attorneys, subsidiaries, divisions, related corporations, assigns, successors, and affiliated organizations (hereafter referred to collectively as the "Released Parties"), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Maker or Maker's heirs, administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of the Maker's execution of this Agreement.  This Agreement does not purport to release claims that cannot be released as a matter of law.

(b) Maker acknowledges and intends that the Released Parties are being released from unknown and unforeseen claims to the fullest extent permitted by law and Maker waives any defenses based thereon.  Maker expressly waives and relinquishes all rights and benefits Maker may have under any statute or other applicable law comparable to Section 1542 of the California Civil Code, which Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims, and reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Maker, being aware of said Section 1542, hereby expressly waives any rights Maker may have under any statutes, other applicable law or common law principles of similar effect, with respect to the claims purported to be released hereby.

(c) Maker covenants and agrees never to commence, prosecute or assist in any way, or cause, permit or advise to be commenced or prosecuted, any action, proceeding, or discovery against any Released Party based on any released claim.

(d) Maker agrees to indemnify and hold Bison Capital and the other persons and entities released by this Agreement harmless from and against any and all claims arising from or in connection with any action or proceeding brought by it or for its benefit or on its initiative contrary to the provisions of this Agreement.  This Agreement shall be deemed breached and a cause of action shall accrue immediately upon the commencement of any action or proceeding contrary to this Agreement, and in any such action or proceeding this Agreement may be pleaded as a defense by any person or entity released by this Agreement, or may be asserted by way of cross-complaint, counterclaim or cross-claim in any such action or proceeding.

3. Ratification. Except as expressly stated herein, the Note shall remain in full force and effect, and are hereby ratified and confirmed in all respects on and as of the date hereof.  On and after the date hereof, each reference in the Note to “this Note,” “hereunder,” “hereof,” “hereto,” herein” or words of like import referring to the Note shall mean and be a reference to the Note as amended by this Agreement.  Except as expressly set forth in this Agreement, the execution, delivery and effectiveness of this Agreement shall not operate as a modification, limitation, impairment, or waiver of (i) any right, power or remedy of Bison Capital under any agreement or instrument or (ii) any terms or conditions of any agreement or instrument.  Maker acknowledges and agrees that the waivers granted by Bison Capital in this Agreement shall not be and are not intended as, a waiver or agreement to forbear by Bison Capital of or in respect of any breach, default or Event of Default occurring from and after the date hereof under any agreement or instrument.

4. Construction.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5. Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or email with scan attachment), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

6. Dispute Resolution.  Disputes arising out of this Agreement shall be resolved in accordance with Sections 18, 19 and 20 of the Note (including with respect to governing law, jurisdiction/arbitration and jury trial waiver).

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IN WITNESS WHEREOF, the undersigned have executed this Amendment and Release Agreement as of the date first written above.

GFN AUSTRALASIA FINANCE PTY LTD By /s/ Charles E. Barrantes Charles E. Barrantes, Director By /s/ Ronald F. Valenta Ronald F. Valenta, Director

BISON CAPITAL AUSTRALIA, L.P. By: BISON CAPITAL AUSTRALIA GP, LLC, its general partner By: /s/ Douglas B. Trussler Name: Douglas B. Trussler Title: Managing Partner

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